Exhibit 99.1

ACCESS NATIONAL BANK IS NOW OPEN IN ARLINGTON

RESTON, VA. – Access National Bank is pleased to announce the opening of its new Arlington Financial Service Center, located at 2300 Wilson Blvd., Suite 100 Arlington, VA 22201 - in the heart of the Courthouse neighborhood. The office is managed by veteran Arlington banker, Athena Ullrich, Vice President, who can be reached at 703-871-5721 or by email at aullrich@accessnationalbank.com.

The opening of this new Financial Service Center will allow Access National to better support Arlington’s vibrant business and nonprofit community. The Bank offers extensive experience in several key industries including CPA Firms, Legal Services, Medical Practices, National Trade Associations, Nonprofits and Government Contractors.

“We have been trusted advisors to our clients in Arlington for many years,” said Michael W. Clarke, CEO. “We are thrilled to bring our business banking expertise and style of proactive relationship banking to the commercial epicenter of Arlington with truly exceptional bankers led by Athena, further solidifying us as the community bank of choice for local businesses.” Clarke concluded, “Along with our new partners at Middleburg Financial Corporation with whom we merged in April, this new Arlington location is a clear signal that we are still hiring and continuing to expand in metro DC as the bank built for business.”

About Access National Corporation

Access National Bank was founded in 1999 by professional bankers and business people. It is an independent, nationally chartered bank based in Reston, Virginia that serves the Greater Washington DC Metropolitan area. Access National Bank is a subsidiary of Access National Corporation and trades on the NASDAQ Global Market under the symbol “ANCX”. Additional information is available at www.AccessNationalBank.com. Member FDIC.

CONTACT: Access National Corporation, Michael Clarke, 703-871-2100